EXHIBIT 99.1
Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports 72 Percent Increase in Net Income for Third Quarter 2008

Houston, Texas (Thursday, October 23, 2008) – Enterprise Products Partners L.P.  (NYSE: “EPD”) today announced its financial results for the three and nine months ended September 30, 2008.

Third Quarter 2008 Highlights:

•
Enterprise reported strong results for operating income, gross operating margin, EBITDA and net income, which were reduced by total hurricane effects of $89 million consisting of $46 million of accrued and actual expenses for property damage repair costs and $43 million for estimated lost business due to the hurricanes;

		3rd Quarter 2008
	3rd	Estimated	3rd	2nd
	Quarter	Hurricane	Quarter	Quarter
$Millions, except per unit	2008	Effects	2007	2008

Operating Income	$319	$89	$211	$374
Gross Operating Margin	$479	$89	$364	$534
EBITDA	$454	$89	$341	$506
Net Income	$203	$87	$118	$263
Net Income per unit	$0.38	$0.20	$0.20	$0.52

•
Enterprise increased its cash distribution rate applicable to third quarter of 2008 to $0.5225 per unit, a 6.6 percent increase from the same period last year and its 17th consecutive quarterly increase and 26th increase since its IPO in 1998;

•
Enterprise reported distributable cash flow of $316 million that provided 1.2 times coverage of the $0.5225 per unit cash distribution declared to limited partners despite being reduced by approximately $47 million for estimated hurricane effects.  Enterprise has retained approximately $50 million and $261 million of distributable cash flow for the three and nine months ended September 30, 2008;

•
NGL, crude oil and petrochemical transportation volumes were 2.0 million barrels per day and natural gas transportation volumes were 8.8 trillion Btu per day, an increase of 8 percent and 12 percent, respectively, over the same quarter in 2007.  In a sequential comparison to the partnership’s all time record second quarter of 2008, NGL, crude oil and petrochemical transportation volumes decreased by only 5 percent and natural gas transportation volumes increased 3 percent, respectively, despite the effect of Hurricanes Gustav and Ike;

•	Enterprise had total capital expenditures during the quarter of $464 million, including $61 million of sustaining capital expenditures and $16 million of investments in unconsolidated affiliates; and

•	Construction of three major growth capital projects representing $1.1 billion of investment is expected to be completed over the next four months.

Review and Comment on Third Quarter 2008 Results

Enterprise Products Partners L.P. reported a 72 percent increase in net income to $203 million, or $0.38 per unit on a fully diluted basis, for the third quarter of 2008 compared to net income of $118 million, or $0.20 per unit on a fully diluted basis, for the third quarter of 2007.  Operating income for the third quarter of 2008 was reduced by approximately $89 million due to the effects of Hurricane Gustav and Ike, consisting of $46 million of accruals for property damage repairs and approximately $43 million for estimated lost business.

Distributable cash flow increased 42 percent to $316 million in the third quarter of 2008 from $223 million in the same quarter of 2007.  Distributable cash flow for the third quarter of 2008 was reduced by approximately $47 million for hurricane effects related to estimated lost business and actual repair costs and $17 million for the reimbursement to EPCO, Inc. (“EPCO”) for certain Enterprise related sustaining capital expenditures that were borne by EPCO in prior periods.  On October 8, 2008, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.5225 per unit with respect to the third quarter of 2008.  This represents a 6.6 percent increase over the $0.49 per unit rate that was paid with respect to the third quarter of last year.  Distributable cash flow for the third quarter of 2008 provided 1.2 times coverage of the cash distribution to be paid to limited partners.  Before the $64 million of effects related to the hurricanes and the reimbursement of sustaining capital expenditures noted above, we estimate coverage of limited partner distributions would have been approximately 1.5 times.  For the three and nine months ended September 30, 2008, Enterprise has retained $50 million and $261 million of distributable cash flow, respectively.  This retained distributable cash flow is available to reinvest in growth capital projects, to reduce debt, and to reduce the need to issue additional equity.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“Enterprise’s broad geographic and business diversification was highlighted by the partnership’s strong operating and earnings performance in the third quarter of 2008 despite two major hurricanes impacting our Gulf of Mexico and Gulf Coast operations,” said Michael A. Creel, president and chief executive officer of Enterprise.  “The partnership’s results were driven by our diversified NGL and natural gas pipeline and storage businesses.”

“Over the next four months, three large capital growth projects are expected to be mechanically complete and scheduled to begin operations shortly thereafter.  These projects are the 750 million cubic feet per day expansion of our Meeker natural gas processing plant and the completion of the 200 million cubic feet per day Exxon central treating facility in the growing Piceance basin and the 1.1 billion cubic feet per day Sherman Extension expansion to our Texas Intrastate natural gas pipeline system serving the prolific Barnett Shale area.  We have also taken actions to lock in the costs for a significant amount of the steel and the pumps and turbines for the Texas Offshore Port and Pipeline System.  We currently expect our growth capital expenditure program for 2009 to be approximately $700 to $800 million for committed projects,” said Creel.

“As a result of the significant disruption in the global capital markets and the resulting higher cost of incremental capital, we have been deliberate in prioritizing our growth capital projects that are in the development stage based on relative return and business risk.  This capital discipline led us to withdraw from the Pathfinder natural gas pipeline project.  While we believe the Pathfinder pipeline may be an attractive pipeline solution out of the Rockies, we have several other projects under consideration that we believe could provide better returns on investment along with additional value chain profit opportunities,” added Creel.

Revenue for the third quarter of 2008 increased 53 percent to $6.3 billion from $4.1 billion in the same quarter of 2007.  Gross operating margin increased 32 percent to $479 million for the third quarter of this year from $364 million for the third quarter of last year.  Operating income was $319 million for the third quarter of 2008, a 51 percent increase over the $211 million of operating income for the same quarter of 2007.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2008 increased 33 percent to a record $454 million from $341 million for the third quarter of 2007.  Gross operating margin, operating income and EBITDA for the third quarter of 2008 were each reduced by the approximately $89 million from the charges and estimated lost business associated with Hurricanes Gustav and Ike.  Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance for the Third Quarter of 2008

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines and Services segment increased 77 percent to $336 million for the third quarter of 2008 compared to $190 million for the same quarter of 2007.  Gross operating margin for the third quarter of 2008 included $10 million for accruals for storm-related property damage repairs.  In addition, estimated lost business for this segment in the third quarter of 2008 due to the hurricanes was approximately $17 million.  Gross operating margin for the third quarter of 2007 included $1 million of business interruption insurance proceeds.

Enterprise’s natural gas processing business recorded gross operating margin of $238 million for the third quarter of 2008, a 145 percent increase from $97 million in the third quarter of 2007.  Gross operating margin for the third quarter of 2008 includes $8 million of accruals for property damage repairs, while the third quarter of 2007 includes $1 million of business interruption proceeds.  Estimated lost business for this activity in the third quarter of 2008 due to the hurricanes was approximately $12 million.  This business benefited from strong natural gas processing margins, an increase in marketing volumes and a 70 percent increase in equity NGL production from 64 thousand barrels per day (“MBPD”) to 109 MBPD.  The increase in equity NGL production, the NGLs that Enterprise earns as a result of providing processing services, was primarily attributable to the Meeker and Pioneer natural gas processing plants that went into commercial operations in October 2007 and February 2008, respectively.

Gross operating margin from the partnership’s NGL pipeline and storage business was $73 million in the third quarter of 2008, which includes $2 million of property damage repair accruals, compared to $71 million in the third quarter of 2007.  Estimated lost business for the NGL pipeline and storage business in the third quarter of 2008 due to the hurricanes was approximately $1 million.  This increase was primarily attributable to a $6 million increase in gross operating margin from the Mid-America and

Seminole pipelines generated by a 138 MBPD increase in NGL volumes and higher tariffs that went into effect July 1, 2008 that was partially offset by higher fuel costs.  Enterprise’s NGL storage facility at Mont Belvieu reported a $4 million increase in gross operating margin while the Dixie pipeline reported a $4 million decrease in gross operating margin due to higher maintenance and pipeline integrity costs.  The partnership’s export facility on the Houston Ship Channel reported a $2 million decrease due to lower volumes and higher maintenance expenses.  Total volumes associated with the NGL pipeline and storage business for the third quarter of 2008 were 1.8 million barrels per day compared to 1.6 million barrels per day for the same quarter last year.

Gross operating margin from Enterprise’s NGL fractionation business was $26 million in the third quarter of 2008, including $1 million of accruals for property damage repairs, versus $21 million reported for the same quarter of 2007.  Estimated lost business for the NGL fractionation business in the third quarter of 2008 due to the hurricanes was approximately $4 million.  Gross operating margin for this business was higher with the addition of the Hobbs fractionator and higher fees at the Mont Belvieu fractionator.  This was partially offset by a decrease in gross operating margin at the Norco, Mont Belvieu and Baton Rouge facilities due to downtime and lower volumes as a result of upstream production disruptions caused by the hurricanes.  NGL fractionation volumes for the third quarter of this year increased 11 percent or 42 MBPD, to 413 MBPD from 371 MBPD recorded in the third quarter of last year.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported a 17 percent increase in gross operating margin to $88 million for the third quarter of 2008 compared to $75 million for the second quarter of last year.  There was no material accrual for property damage repair or estimated lost business associated with the hurricanes for this segment.

Gross operating margin for the partnership’s onshore natural gas pipeline business increased 14 percent to $77 million for the third quarter of this year from $68 million reported for the third quarter of 2007.  The San Juan system reported a $17 million increase in gross operating margin on higher revenues from transportation fees indexed to natural gas prices and from condensate sales.  The Texas Intrastate natural gas pipeline system reported a $3 million increase in gross operating margin from a 0.6 trillion British thermal units per day (“TBtud”) increase in volume which was partially offset by higher pipeline integrity expenses.  The partnership also reported increases in gross operating margin at its Jonah, Meeker, Acadian and Waha natural gas pipeline systems.  Total onshore natural gas transportation volumes increased 15 percent to a record 7.6 TBtud for the third quarter of 2008 versus 6.6 TBtud in the same quarter of 2007.  Enterprise’s natural gas marketing business reported a loss of $17 million for third quarter of 2008.  This loss includes (i) approximately $14 million of non-cash charges for lower of cost or market adjustments and mark to market adjustments for natural gas that has been sold in 2009 at an economic profit that is expected to be recognized in 2009 and (ii) a $5 million charge for the cash settlement of financial instruments at the end of September 2008 used to economically hedge the sale of natural gas in October at an economic profit that will be recognized in October 2008.

Gross operating margin from the partnership’s natural gas storage business was $11 million for the third quarter of 2008 compared to $8 million for the same quarter in 2007.  This increase was primarily attributable to our Petal facility, which benefited from new storage capacity being placed into service in the third quarter of 2007, and the continuing progress of restoring commercial operations at the Wilson storage facility that has been under repairs during most of 2007 and 2008.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment decreased to $17 million in the third quarter of 2008 from $47 million in the same quarter of 2007.  The gross operating margin for the third quarter of 2008 includes $35 million of accruals for storm related property damage repairs and $3 million of expenses to complete repairs to the flex joint on the Independence Trail pipeline.  Estimated lost business due to the hurricanes in the third quarter of 2008 for this segment was $16 million.

The offshore platform services business reported gross operating margin of $35 million for the third quarter of 2008, including $3 million of accruals for property damage repairs, compared to $29 million for the same quarter of 2007.  Estimated lost business for this activity in the third quarter of 2008 due to the hurricanes was approximately $5 million.  The Independence Hub platform, which resumed service one day after the passage of Hurricane Ike, reported an $11 million increase in gross operating margin to $28 million.  Contributions from the Independence Hub were partially offset by lower demand revenues and a decline in volumes at the Falcon Platform, and lower volumes at all of our platforms due to disruptions caused by the hurricanes.  For the third quarter of 2008, Enterprise’s offshore platform natural gas processing volumes increased 137 percent to 583 million cubic feet per day while crude oil processing volumes decreased to 14 MBPD during the third quarter of 2008 from 24 MBPD for the same quarter last year.

Gross operating margin from Enterprise’s offshore natural gas pipeline business for the third quarter of 2008 was a loss of $23 million, including $32 million of accruals for property damage repairs, compared to $9 million in the third quarter of last year.  Total estimated lost business for the offshore natural gas pipeline business in the third quarter of 2008 due to the hurricanes was approximately $7 million.  Gross operating margin on the Independence Trail pipeline increased $10 million to $13 million despite lost revenue due to the inspection and completion of repairs to its flex joint and disruptions caused by the hurricanes in the third quarter of 2008.  This increase was partially offset by lower gross operating margin at the partnership’s other offshore natural gas pipelines due to the downtime and upstream volume disruptions associated with the storms.  Transportation volumes for the offshore natural gas pipeline business were 1.2 TBtud in the third quarter of 2008 compared to 1.3 TBtud in the same quarter of 2007.

Enterprise’s offshore oil pipeline business recorded gross operating margin of $6 million for the third quarter of 2008, which includes less than $1 million of accruals for property damage repairs, compared to $9 million for the third quarter of 2007.  Estimated lost business in the third quarter of 2008 due to the hurricanes was approximately $4 million.  This decrease was primarily attributable to lower volumes due to downtime and upstream volume disruptions associated with the hurricanes.  Offshore oil pipeline transportation volumes for the third quarter of 2008 decreased 10 percent to 147 MBPD from 163 MBPD for the same quarter of 2007.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $37 million in the third quarter of 2008 compared to $51 million in the same quarter of 2007.  This segment did not have any material accruals for hurricane related property damage repair costs.  Estimated lost business for the Petrochemical Services segment in the third quarter of 2008 due to the hurricanes was approximately $10 million.

Enterprise’s butane isomerization business reported gross operating margin of $19 million in the third quarter of 2008 versus $29 million in the same period last year principally due to a 26 percent decrease in volumes between the two periods.  Estimated lost business for the third quarter of 2008 due to the hurricanes was approximately $3 million.  The decrease in volume was largely due to the hurricane related downtime, lower demand due to operational issues at the partnership’s isooctane facility and lower demand by producers of motor gasoline.

The partnership’s propylene fractionation and petrochemical pipeline business reported a $17 million increase in gross operating margin to $31 million for the third quarter of 2008 versus $14 million in the same quarter of 2007.  Estimated lost business for the third quarter of 2008 due to the hurricanes was approximately $1 million.  The increase in gross operating margin was primarily due to higher sales margins between polymer grade and refinery grade propylene which more than offset a decrease in propylene fractionation and transportation volumes.  Propylene fractionation volumes were 58 MBPD for the third quarter of 2008 compared to 68 MBPD for the same quarter of last year.  Petrochemical pipeline transportation volumes were 95 MBPD during the third quarter of 2008 compared to 108 MBPD in the third quarter of 2007.

Enterprise’s octane enhancement business reported a gross operating margin loss of $13 million in the third quarter of 2008 compared to a profit of $9 million in the third quarter of 2007.  During the third quarter of 2008, in addition to downtime associated with Hurricane Ike, the octane enhancement facility had operating issues that resulted in higher operating expense, downtime, a decrease in production volumes and certain production volumes that did not meet quality specifications.  Repairs to the plant were completed in September and the plant has returned to normal operations.  Estimated lost business in the third quarter of 2008 due to the hurricanes was approximately $6 million.  Octane enhancement production was 8 MBPD for the third quarter of 2008 compared to 11 MBPD for the third quarter of last year.

Review of Current Status of Enterprise-Operated Assets Still Impacted by Hurricanes

Most of the partnerships facilities that were down due to power outages or that incurred damage have returned to service.  The High Island Offshore natural gas pipeline and the North Terrebone natural gas processing facility are expected to return to service in November.  A number of our facilities are still operating at lower volumes due to additional repairs that are required to our facilities as well as in some cases repairs to upstream and downstream facilities.  The Constitution oil and natural gas pipeline and the Marco Polo pipeline and platform are expected to be either in limited service or out of service for the remainder of 2008 due to repairs required to our Anaconda natural gas pipeline and the gas pipelines downstream of our Anaconda pipeline.

We currently estimate lost business will reduce gross operating margin in the fourth quarter of 2008 by $25 to $35 million without consideration of any future recoveries from business interruption insurance, which will be reflected in income when received.  Generally, under Enterprise’s business interruption insurance program, there is a 60-day and 75-day deductible period with respect to wind storm damage to onshore and offshore assets, respectively.

“I would like to recognize the tireless efforts of our operating, engineering and support personnel to return our assets to service as soon as possible.  Our NGL storage facilities at Mont Belvieu resumed service within hours of the passage of Hurricane Ike.  This critical logistical service provided assurance to natural gas producers upstream of our facility that their production would not be shut-in due to NGL takeaway limitations,” said Creel.

Capitalization

Total debt principal outstanding at September 30, 2008 was approximately $8.5 billion, including $1.25 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt also included $212 million of debt of Duncan Energy Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation.  Enterprise had liquidity of approximately $700 million at September 30, 2008, which included availability under the partnership’s credit facilities and unrestricted cash.

Total capital spending in the third quarter of 2008, net of contributions in aid of construction, was approximately $464 million.  This includes $61 million of sustaining capital expenditures and $16 million of investments in unconsolidated affiliates.

Interest expense for the third quarter of 2008 was $103 million on an average debt balance of $8.1 billion, compared to interest expense of $85 million in the third quarter of 2007 which had an average debt balance of $6.5 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program.  Interest expense for the third quarter of 2008 also included a charge of $3 million to write-off the fair market value of an interest rate swap that had six years remaining on its term with an affiliate of Lehman Brothers Holdings, Inc. that filed for bankruptcy in the third quarter.

Conference Call to Discuss Third Quarter Earnings

Today, Enterprise will host a conference call to discuss third quarter earnings.  The call will be broadcast live over the Internet at 9 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses from asset sales and related transactions; and (4) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

EBITDA.  We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization and accretion expense.  EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Distributable cash flow.  We define distributable cash flow as net income or loss before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) cash proceeds from asset sales, the return of investment from unconsolidated affiliates or related transactions; (7) gains or losses on monetization of financial instruments less related amortization of such amount to earnings, if any; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of DEP less related distributions to be paid to such holders with respect to the period of calculation; (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period; and (11) the subtraction of cash expenditures for asset abandonment activities.  Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners.  Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder).  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements.  Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct.  Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:               Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812, www.epplp.com
Rick Rainey, Director, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2008 and 2007
($ in 000s, except per unit amounts)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues	$6,297,902	$4,111,996	$18,322,052	$11,647,656
Costs and expenses:
Operating costs and expenses	5,971,942	3,896,411	17,243,070	10,981,562
General and administrative costs	21,720	18,715	66,901	66,706
Total costs and expenses	5,993,662	3,915,126	17,309,971	11,048,268
Equity in earnings of unconsolidated affiliates	14,876	13,960	48,037	13,928
Operating income	319,116	210,830	1,060,118	613,316
Other income (expense):
Interest expense	(102,657)	(85,075)	(290,412)	(219,708)
Other, net	1,178	1,706	2,740	6,381
Total other expense	(101,479)	(83,369)	(287,672)	(213,327)
Income before provision for income taxes and minority interest	217,637	127,461	772,446	399,989
Provision for income taxes	(6,610)	(2,073)	(17,193)	(9,001)
Income before minority interest	211,027	125,388	755,253	390,988
Minority interest	(7,946)	(7,782)	(29,293)	(19,183)
Net income	$203,081	$117,606	$725,960	$371,805

Allocation of net income to:
Limited partners’ interest in net income	$167,625	$88,408	$620,494	$286,984
General partner interest in net income	$35,456	$29,198	$105,466	$84,821
Per unit data (fully diluted):
Net income per unit	$0.38	$0.20	$1.42	$0.66
Average LP units outstanding (in 000s)	437,778	434,813	436,864	434,074
Other financial data:
Net cash flows provided by operating activities	$276,336	$385,786	$973,044	$937,835
Cash used in investing activities	$677,155	$652,308	$1,709,203	$2,039,495
Cash provided by financing activities	$431,618	$246,303	$751,820	$1,122,575
Distributable cash flow	$316,318	$223,310	$1,046,412	$738,821
EBITDA	$453,694	$341,493	$1,450,303	$982,165
Depreciation, amortization and accretion	$139,297	$136,970	$413,577	$382,083
Distributions received from unconsolidated affiliates	$13,842	$17,317	$69,852	$52,343
Total debt principal outstanding at end of period	$8,458,195	$6,796,568	$8,458,195	$6,796,568
Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$391,035	$551,300	$1,464,439	$1,631,993
Cash used for business combinations,
net of cash received	57,089	--	57,090	785
Acquisition of intangible assets	--	--	5,126	--
Investments in unconsolidated affiliates	15,747	23,893	35,307	318,491
Total	$463,871	$575,193	$1,561,962	$1,951,269

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2008 and 2007
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Gross operating margin by segment:
NGL Pipelines & Services	$336,054	$190,209	$943,445	$589,708
Onshore Natural Gas Pipelines & Services	88,160	75,424	321,237	235,102
Offshore Pipelines & Services	17,465	46,676	134,353	97,429
Petrochemical Services	37,243	51,412	136,465	139,329
Total non-GAAP gross operating margin	$478,922	$363,721	$1,535,500	$1,061,568
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(138,417)	(133,869)	(408,601)	(374,522)
Operating lease expense paid by EPCO in operating
costs and expenses	(526)	(526)	(1,579)	(1,579)
Gain (loss) from asset sales and related transactions in
operating costs and expenses	857	219	1,699	(5,445)
General and administrative costs	(21,720)	(18,715)	(66,901)	(66,706)
Operating income per GAAP	$319,116	$210,830	$1,060,118	$613,316

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,758	1,575	1,788	1,626
NGL fractionation volumes (MBPD)	413	371	424	379
Equity NGL production (MBPD)	109	64	108	67
Fee-based natural gas processing (MMcf/d)	2,064	2,269	2,469	2,358
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	7,562	6,597	7,309	6,576
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,244	1,271	1,449	1,407
Crude oil transportation volumes (MBPD)	147	163	190	164
Platform gas processing (MMcf/d)	583	246	588	265
Platform oil processing (MBPD)	14	24	19	24
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	71	96	85	93
Propylene fractionation volumes (MBPD)	58	68	59	69
Octane additive production volumes (MBPD)	8	11	9	9
Petrochemical transportation volumes (MBPD)	95	108	110	104
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,000	1,846	2,088	1,894
Natural gas transportation volumes (BBtus/d)	8,806	7,868	8,758	7,983
Equivalent transportation volumes (MBPD) (2)	4,317	3,917	4,393	3,995

(1)  Operating rates are net of third party ownership interests and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Nine Months Ended September 30, 2008 and 2007
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$203,081	$117,606	$725,960	$371,805
Adjustments to derive Distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	(2,049)	231	(3,161)	432
Depreciation, amortization and accretion in costs and expenses	141,346	136,739	416,738	381,651
Operating lease expense paid by EPCO, Inc.	526	526	1,579	1,579
Deferred income tax expense	3,051	1,454	5,580	5,542
Monetization of interest rate hedging financial instruments	--	6,626	(22,144)	48,895
Amortization of net gains related to monetization of financial instruments	(800)	(1,172)	(3,983)	(3,193)
Equity in earnings of unconsolidated affiliates	(14,876)	(13,960)	(48,037)	(13,928)
Distributions received from unconsolidated affiliates	13,842	17,317	69,852	52,343
Loss (gain) from asset sales and related transactions	(858)	(219)	(1,710)	5,445
Proceeds from asset sales and related transactions	1,171	918	1,685	1,933
Sustaining capital expenditures	(60,721)	(46,681)	(129,364)	(119,792)
Changes in fair market value of financial instruments	(4,119)	3,813	5,461	3,511
Minority interest expense – DEP public unitholders	2,744	3,242	11,863	9,356
Distribution to be paid to DEP public unitholders with respect to period	(6,279)	(6,130)	(18,688)	(15,758)
Cash expenditures for asset abandonment activities	(1,676)	--	(7,154)	--
Accrued property damage repair costs related to Hurricanes Ike and Gustav	41,935	--	41,935	--
El Paso transition support payments	--	3,000	--	9,000
Distributable cash flow	316,318	223,310	1,046,412	738,821
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of interest rate hedging financial instruments	--	(6,626)	22,144	(48,895)
Amortization of net gains related to monetization of financial instruments	800	1,172	3,983	3,193
Proceeds from asset sales and related transactions	(1,171)	(918)	(1,685)	(1,933)
Sustaining capital expenditures	60,721	46,681	129,364	119,792
El Paso transition support payments	--	(3,000)	--	(9,000)
Minority interest	7,946	7,782	29,293	19,183
Minority interest expense – DEP public unitholders	(2,744)	(3,242)	(11,863)	(9,356)
Distribution to be paid to DEP public unitholders with respect to period	6,279	6,130	18,688	15,758
Cash expenditures for asset abandonment activities	1,676	--	7,154	--
Accrued property damage repair costs related to Hurricanes Ike and Gustav	(41,935)	--	(41,935)	--
Effect of pension settlement recognition	--	--	(114)	--
Net effect of changes in operating accounts	(71,554)	114,497	(228,397)	110,272
Net cash flows provided by operating activities	$276,336	$385,786	$973,044	$937,835

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Nine Months Ended September 30, 2008 and 2007
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Reconciliation of non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$203,081	$117,606	$725,960	$371,805
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	102,657	85,075	290,412	219,708
Provision for income taxes	6,610	2,073	17,193	9,001
Depreciation, amortization and accretion in costs and expenses	141,346	136,739	416,738	381,651
EBITDA	453,694	341,493	1,450,303	982,165
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(102,657)	(85,075)	(290,412)	(219,708)
Provision for income taxes	(6,610)	(2,073)	(17,193)	(9,001)
Equity in earnings of unconsolidated affiliates	(14,876)	(13,960)	(48,037)	(13,928)
Amortization in interest expense	(2,049)	231	(3,161)	432
Deferred income tax expense	3,051	1,454	5,580	5,542
Distributions received from unconsolidated affiliates	13,842	17,317	69,852	52,343
Operating lease expense paid by EPCO, Inc.	526	526	1,579	1,579
Minority interest	7,946	7,782	29,293	19,183
Loss (gain) from asset sales and related transactions	(858)	(219)	(1,710)	5,445
Changes in fair market value of financial instruments	(4,119)	3,813	5,461	3,511
Effect of pension settlement recognition	--	--	(114)	--
Net effect of changes in operating accounts	(71,554)	114,497	(228,397)	110,272
Net cash flows provided by operating activities	$276,336	$385,786	$973,044	$937,835